Articles of Association of Sheng Yingxin (Beijing) Management Consulting Co., Ltd.

Chapter I General Principle

Article I In accordance with the Company Law of the People’s Republic of China (hereinafter referred to as the Company Law) and other relevant laws and regulations, Lin Jianxin and Huang Shaoyong jointly make capital contributions to establish Sheng Yingxin (Beijing) Management Consulting Co., Ltd. (hereinafter referred to as the Company), and these articles of association are hereby formulated.

Article II In the event that the terms and conditions of these articles of association conflict with any laws, regulations or rules, the laws, regulations and rules shall prevail.

Chapter II The Name and Address of the Company

Article III Company name: Sheng Yingxin (Beijing) Management Consulting Co., Ltd.

Article IV Address: Unit 13-14, 1501, Unit 1, Building 1, No. 1, Middle Road of East Third Ring Road, Chaoyang District, Beijing City

Chapter III Business Scope of the Company

Article V Business scope of the Company: business consulting management; corporate planning; economic and trade consulting; undertaking exhibition and display activities; educational consulting (not including oversea study consulting and intermediary service);financial consulting (Do not carry on audit, capital verification, account check, assessment, accounting consultation, agency account and other business subject to special approval, and do not issue corresponding audit report, capital verification report, account check report, assessment report and other written materials); translation service; technology, agency and goods of import & export. (Enterprises select business projects and carry out business activities independently according to the law; carry out business activities according to approved contents after approved by relevant department for projects subject to approval; do not engage in business activities in the project that is banned and restricted in industrial policy of the city.)

Chapter IV The Registered Capital of the Company, Names of the Shareholders, the Type, and Amount of Capital Contribution

Article VI The registered capital of the Company shall be RMB 50 million only.

Article VII The Names of the Shareholders, the Amount, Period and Form of Capital Contribution are as follows:

Name of Shareholders	Amount of Subscribed Capital Contribution (10000 Yuan)	Period of Capital Contribution	Form of Capital Contribution
Lin Jianxin	4950	March 10, 2016	Currency
Huang Shaoyong	50	March 10, 2016	Currency
In total	5000

Chapter V The Company’s Organizational Structure, its Establishment, Power and Procedures

Article VIII Shareholders’ meeting is composed of all its shareholders, which is the power organ of the Company, and exercises the following functions and powers:

(I) To decide on the business policies and investment plans of the Company;

(II) To elect and replace the executive director and the supervisor that is not taken up by staff representative, and to decide on matters concerning the remuneration of the executive director and the supervisor;

(III) To review and approve reports of the executive director;

(IV) To review and approve reports of the supervisor;

(V) To review and approve the Company’s proposed annual financial budgets and final accounts;

(VI) To review and approve the Company’s profit distribution plans and plans for making up losses;

(VII) To pass resolutions on the increase or reduction of the Company’s registered capital;

(VIII) To pass resolutions on the issuance of corporate bonds;

(IX) To pass resolutions on matters such as the merger, division, dissolution, liquidation or change of the corporate form of the Company; and

(X) To amend the articles of association of the Company.

Article IX The first shareholders’ meeting shall be convened by and presided over by the shareholder who made the largest capital contribution.

Article X Shareholders shall exercise their voting rights at shareholders’ meeting in proportion to their respective shares of capital contribution.

Article XI Shareholders’ meeting may either be regular meetings or extraordinary meetings.

If a shareholders’ meeting is to be convened, all shareholders shall be notified in writing 15 calendar days before the meeting is held.

Regular meeting shall be convened every year. An extraordinary meeting shall be convened if it is proposed by shareholders representing one-tenth or more of the voting rights, or by the executive directors or the supervisor.

Article XII Shareholders’ meeting shall be convened and presided over by the executive director.

When the executive director is unable to perform or fails to perform his or her duties to convene a shareholders’ meeting, the shareholders’ meeting shall be convened and presided over by the supervisor. Where the shareholders fails to convene and preside over such shareholders’ meeting, shareholders representing one-tenth or more of the voting rights are entitled to independently convene and preside over a shareholders’ meeting.

Article XIII Any resolution of any type of shareholders’ meeting relating to the amendment of the articles of association, an increase or reduction of the registered capital of the Company, or any merger, division, dissolution or change of corporate form in relation to the Company requires the affirmative votes by shareholders representing two-thirds of the voting rights.

Article XIV The Company shall not have a board of directors, but shall have an executive director to be appointed by the shareholders’ meeting. The term of the executive director shall be no more than 3 years. An executive director may serve consecutive terms upon expiration of his term if re-appointed.

Article XV An executive director shall exercise the following functions and powers:

(I) To be responsible for convening shareholders’ meeting and presenting reports to the shareholders’ meeting;

(II) To implement resolutions issued by the shareholders’ meeting;

(III) To consider and determine the Company’s business plans and investment plans;

(IV) To prepare annual financial budget plans and final accounting plans in relation to the Company;

(V) To prepare profit distribution plans for the Company and plans for making up any losses suffered by the Company;

(VI) To prepare plans for increasing or reducing the Company’s registered capital and for issuance of corporate bonds;

(VII) To formulate plans for mergers, divisions, changes of corporate form or dissolution in relation to the Company;

(VIII) To determine the Company’s internal management structure;

(IX) To determine the appointment or removal of the Company’s manager and its remuneration, and upon the general manager’s recommendation, determine the appointment or removal of deputy general manager(s), the officer in charge of finance of the Company and their remuneration;

(X) To formulate the Company’s basic management systems;

Article XVI The Company shall have manager, and manager shall be appointed and removed by executive director. The manager shall be responsible to the executive director and shall exercise the following functions and powers:

(I) Be in charge of the management of the Company’s operational activities, and organize the implementation of the shareholders’ resolutions;

(II) Organize the implementation of annual business plans and investment plans in relation to the company;

(III) Prepare the plan for the Company’s internal management structure;

(IV) Prepare the basic management system for the Company;

(V) Formulate specific internal rules and regulations for the Company;

(VI) Propose the appointment or removal of the deputy general manager(s) and the officer in charge of finance of the Company;

(VII) Determine the appointment and removal of Company’s management personnel other than those whose appointment or removal shall be determined by the executive director; and

(VIII) Other powers delegated by the executive director.

Article XVII The Company shall not have supervision committee, but have one supervisor. The supervisor shall be recommended by the shareholders, the tenure of supervisor is three years. The supervisor may serve consecutive terms upon expiration of his term if re-appointed.

Article XVIII The supervisor of the Company shall exercise the following functions and powers:

(I) Examine the Company’s financial affairs;

(II) Monitor the acts of the executive director and senior management personnel when carrying out their duties in relations to the Company, and make proposals to remove from their positions the executive director or senior management personnel who violate laws, administrative regulations, the articles of association of the Company or resolutions of the shareholders’ meeting;

(III) Require the executive director or senior management personnel to rectify their conduct when any of their actions damage the interests of the Company;

(IV) Propose the extraordinary shareholders’ meeting, convening and presiding over shareholders’ meetings when the executive director fails to perform his duty to convene and preside over shareholders’ meeting as prescribed in these articles of association;

(V) Put forward proposals to shareholders’ meetings; and

(VI) File a lawsuit against executive director or senior management personnel according to the provision of Article 152 of the Company Law.

Chapter VI The Legal Representative of the Company

Article XIX The executive director shall serve as the legal representative of the Company.

Chapter VII Other matters required by shareholders

Article XX Shareholders may transfer all or part of its capital contribution to each other.

Article XXI Shareholders transfer of capital contribution shall be discussed and approved by the shareholders’ committee. In case that shareholders transfer its capital contribution to other non shareholders, it shall be agreed by most of shareholders; shareholders shall inform other shareholders in written form for agreement on the issue of transfer of capital contributions, other shareholders failed to reply within 30 days after the day of receiving the notice shall be deemed as agreement of transfer. More than half of the other shareholders that do not agree to the transfer shall purchase such capital contribution to be transferred, if they don’t purchase such capital contribution, it shall be deemed as agreement of transfer.

With the approval of the shareholders of the transfer of equity, under the same condition, other shareholders shall have the priority to purchase. Two or more shareholders that exercise the right of first refusal shall negotiate their respective proportion for purchase; in case of failure to do so, exercise the right of first refusal according to the contribution proportion on transferring.

Article XXII The term of operation of the Company is 20 years, counting from the issuance date of Business License for an Enterprise as a Legal Person.

Article XXIII The Company liquidation group shall apply to the original company registration authority for cancellation of registration within 30 days from the date of the end of the liquidation if one of the following cases happened:

(I) The Company is declared bankrupt according to law;

(II) The term of operation of the Company expires, or other reasons stipulated herein emerge, except for the Company to survive by amending its articles of Association;

(III) A resolution of dissolution is adopted by the shareholders’ general meeting;

(IV) Business License is revoked, ordered to close down or be cancelled;

(V) The people’s court dissolves the Company in accordance with the law; and

(VI) Other dissolution under the provisions of laws and administrative rules and regulations.

Chapter VIII Supplemental Provisions

Article XXIV The Company registration matters shall be verified and approved by the Company registration authority.

Article XXV These articles of association shall be made in 2 originals, and one original shall be submitted to the Company registration authority.

Legal representative signature and official seal of the Company:

(If the legal representative is changed, the new legal representative shall sign on this)

Lin Jianxin (signature)

Sheng Yingxin (Beijing) Management Consulting Co., Ltd. (seal)

March 10, 2016